EXHIBIT 99.1
October 31, 2011

Eagle Rock Announces Further Expansion in Texas Panhandle Granite Wash Play

Eagle Rock Energy Partners, L.P. (Nasdaq: EROC) (“Eagle Rock” or the “Partnership”) today announced its intention to install a 125 MMcf/d high efficiency cryogenic processing plant in Wheeler County, Texas, in the heart of the prolific Granite Wash play.  The Partnership expects the installation of the new processing plant (to be named the “Wheeler Plant”) and construction of the associated infrastructure to be completed early in the fourth quarter of 2012.

The Partnership also announced today that the construction of the 30 MMcf/d expansion of its Phoenix-Arrington Ranch Plant is now complete.  The plant is expected to be fully operational at its expanded capacity of 80 MMcf/d in the coming days.

“The Wheeler Plant project is consistent with Eagle Rock’s strategy to expand its existing infrastructure to accommodate volumes under new, and existing, long-term acreage dedications,” stated Joseph A. Mills, Chairman and Chief Executive Officer.  “Combined with the Phoenix-Arrington Ranch Plant expansion and the installation of our previously-announced Woodall Plant, which is currently under construction and scheduled to be in service late in the first quarter of 2012, the addition of the Wheeler Plant will allow Eagle Rock to better accommodate our producer customers’ increased drilling activity in the Granite Wash.  Once the Wheeler Plant is in service, Eagle Rock will have over 300 MMcf/d of high efficiency cryogenic processing capacity in the area.”

The construction of the Wheeler Plant and associated infrastructure, gathering and compression is expected to cost approximately $100 million and is expected to be accretive to the Partnership’s distributable cash flow in 2013 and beyond.  Eagle Rock does not anticipate downtime or reduced throughput volumes across its East or West Panhandle Systems during the completion of the project.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing and trading natural gas, and marketing condensate and NGLs; and b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties. Its corporate office is located in Houston, Texas.

Investor Contacts:

Eagle Rock Energy Partners, L.P.

Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations

This news release may include “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include, but are not limited to, risks related to volatility of commodity prices; market demand for natural gas and natural gas liquids; the effectiveness of the Partnership’s hedging activities; the Partnership’s ability to retain key customers; the Partnership’s ability to continue to obtain new sources of natural gas supply; the availability of local, intrastate and interstate transportation systems and other facilities to transport natural gas and natural gas liquids; competition in the oil and gas industry; the Partnership’s ability to obtain credit and access the capital markets; general economic conditions; and the effects of government regulations and policies.  Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership’s actual results and plans could differ materially from those implied or expressed by any forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date.  For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Form 10-K, filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2010 and the Partnership's Forms 10-Q filed with the SEC for subsequent quarters, as well as any other public filings and press releases.